Exhibit 10.2

Letter of Intent

between

Clinartis, LLC, and Regen BioPharma, Inc.

May 30, 2012

The purpose of this Letter of Intent ("LOI'') is to set forth certain nonbinding understandings between Clinartis, LLC, a Florida Limited Liability Company ("Clinartis") and Regen BioPharma, Inc., a Nevada Corporation ("Regen BioPharma").

WHEREAS, Clinartis is a Contract Research Organization providing research and development services to biopharmaceutical companies for development of novel therapeutics and medical devices;

WHEREAS, Regen BioPharma is a company focused on creating value by developing proprietary, life science technologies and demonstrating their clinical utility; and

WHEREAS, Clinartis and Regen BioPharma have entered into negotiations with respect to establishing mutually beneficial collaborative relationship for development of novel regenerative medicine therapies and are interested in exploring opportunities for collaborative development of novel biomedical technologies;

Now, therefore, this LOI witnesseth as follows:

The objective of this LOI is to express the intent of Clinartis and Regen BioPharma to establish a strategic mutually beneficial relationship for the purpose of identifying, assessing, and securing intellectual property for regenerative medicine applications, executing product development including the conduct of clinical trials in associated therapeutic applications, and the preparation and execution of regulatory strategies leading to product commercialization.

Parties agree that in the course of identifying, assessing, and securing intellectual property for regenerative medicine applications, executing product development including the conduct of clinical trials in associated therapeutic applications and the preparation and execution of regulatory strategies Clinartis will provide services to Regen Pharma, which will include, but not limited to, the following:

Assessment of the probability of clinical and regulatory success, and commercial potential of intellectual property;

Due diligence on published data and data supporting patent claims;

Development of the regulatory strategy for novel therapies;

Design and development of clinical program for novel therapies;

Support for solicitation of FDA and other regulatory agencies feedback on the regulatory strategy and clinical development of novel therapies;

Preparation and submission of INDs, BLAs, NDAs to FDA and similar regulatory submissions in foreign jurisdictions;

Feasibility assessment for conducting clinical trial for novel therapies;

Setup, management and monitoring of clinical trials on a global basis;

Analysis of clinical data, preparation of study reports.

Parties commit to enter in Master Services Agreement which shall outline the general terms for providing services by Clinartis. The Master Service Agreement will be supplemented by periodic inclusion of a Statement of Work for particular sets of services that Regen BioPharma may request Clinartis to perform. The Statement of Work will outline the services to be provided, the projected time lines, and the details of reimbursement for services.

Parties agree that compensation for services provided by Clinartis shall be reimbursed by Regen BioPharma in the form of cash (or equivalent), equity in corresponding companies, royalties from proceeds of commercialization of technologies and/or products, or combination thereof. Parties agree that the portion of the compensation provided in a form of equity and/or royalties may be up to 50 percent of the amount of services fees as per Standard Professional Service Fee Schedule (see Appendix A). Clinartis agrees to provide 20 percent discount from its standard professional services fees for portion of the services to be compensated in cash (or equivalent).

Notwithstanding the above the parties may agree, at their discretion, to apply a flat hourly rate for Clinartis professional services or a fix price reimbursement scheme, or combination thereof. The details of compensation will be stipulated in a Statement of Work for particular sets of services that Regen BioPharma may request Clinartis to perform.

This LOI shall be made in two original counterparts both of each are to be treated as valid and effective.

Clinartis, LLC	Regen BioPharma, Inc.

/s/Carol Houts	/s/ J. Christopher Mizer
Name: Carol A. Houts	Name: J. Christopher Mizer

Title: President	Title: President

Appendix A

Clinartis LLC

Standard Professional Service Fee Schedule

Effective 1/09/2012

Staff Level	Hourly Us	Rates Eastern Europe
Senior Director	$280	$200
Director	$240	$160
Manager	$180	$100
Lead	$140	$80
Associate	$100	$60
Assistant	$70	$40